July 29, 2000

Victor I. H. Sun, Peng.
AVIC Technologies Ltd.
445 Saint-Francois-Xavier
Montreal, Quebec, Canada
H2Y 2T1

         Re:      China Fiberglass Joint Ventures Project: letter of interest

Dear Mr. Sun:

It was nice meeting with you in Beijing in April of this year. I hope we could have another meeting either in Montreal or in Beijing in the near future.

We have reviewed your feasibility study for the above project. This letter shall confirm that ABB is interested in pursuing further discussions regarding how we can participate in your Joint Venture Fiberglass Window Frame Project in Shenzhen, China.

The ways in which we would normally participate in a project of this nature are as follows:

          Provide cash to have an equity position in AVIC or in the project.

          Supply ABB equipment in your project as a normal supplier.

          Supply ABB equipment on your project and include some form of financing for the supply of the equipment

ABB is a global company with revenues of approximately $25B USD in 1999. ABB is transforming its business portfolio, expanding in higher value businesses based on intellectual capital, focused on technological based products and complete service solutions. ABB also has a strategy to have a local presence in every major market around the world. We have been present in the Chinese market for many years and presently have 5,000 employees in China with a business volume of $18 USD in the Chinese market.

ABB has participated in many large and small projects around the world. We have been a major supplier on the internationally famous Three Gorges project in China.

Participation in this type of project is of interest to us, the size of our investment depends mostly on the terms & conditions we can agree upon. Before we can go further into this project, we would like to receive AVIC's latest financial statement and a detailed business plan for the subject project.

I look forward of receiving the above documents and hope we can get together soon to have further discussions on this project as well as possibly on other projects that you have in your plans.

Yours very truly,

/s/G.W. Wortman

G.W. Wortman
General Manager, Utilities Automation Division
ABB China Ltd.